Exhibit 99.1

[LOGO]    RITA

                   MEDICAL SYSTEMS, INC.

NEWS RELEASE for July 22, 2003 at 7:30 AM EDT
Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Matt Clawson (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	650-314-3400
	949-474-4300	dstewart@ritamed.com
matt@allencaron.com
len@allencaron.com

RITA MEDICAL SYSTEMS ANNOUNCES SECOND QUARTER, SIX-MONTH RESULTS

MOUNTAIN VIEW, CA, (July 22, 2003) .. . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced results for its second quarter and six months ended June 30, 2003. Total sales for the second quarter of 2003 were $4.0 million with a net loss of $3.4 million, or a $0.19 loss per share, compared to total sales of $4.8 million with a net loss of $3.7 million, or a $0.25 loss per share for the year-earlier period.

Domestic revenues during this year’s second quarter were impacted by a longer capital equipment selling cycle, which resulted in fewer new accounts for the period than expected. International sales declined as a result of the intermittent nature of shipments to the Company’s Japanese distributor.

U.S. sales for this year’s second quarter were 81 percent of total sales compared to 73 percent for the prior year period. Disposable sales represented 87 percent of total sales in the second quarter of 2003, compared to 71 percent for the 2002 second quarter. Gross margin in the second quarter of 2003 was 58 percent, unchanged from the same period last year.

For the six months ended June 30, 2003, total sales were $8.5 million with a net loss of $6.3 million, or a $0.36 loss per share, compared to total sales of $9.2 million with a net loss of $7.7 million, or $0.52 loss per share for the prior year period.

The balance sheet at June 30, 2003, showed cash, cash equivalents, and marketable securities of $12.2 million, a current ratio of 8.3:1, total assets of $25.5 million, stockholders’ equity of $23.4 million and no debt. These figures reflect April 2003 payments of $2.65 million in settlement of various patent litigation disputes with Boston Scientific Corporation and its licensors.

Chief Financial Officer Don Stewart said that while second quarter revenues were lower than anticipated certain operational milestones were reached during the quarter that have decreased the expenditure of capital and management resources and will aid the Company in marketing its products in the future.

These milestones include: 1) the settlement of the Company’s patent dispute with Boston Scientific; 2) the receipt of an FDA clearance to market and introduction of the Company’s newest radiofrequency ablation tool, a Side-Deployment Electrode, which allows physicians to treat smaller tumors; and 3) the presentation of further supporting data at the Annual Meeting of the American Society of Clinical Oncologists (ASCO) in June showing the effectiveness of the Company’s technology for the treatment of cancerous lung and liver tumors.

“Looking forward,” commented Stewart, “we expect to strengthen our market position through the introduction of several additional new and modified products, including a second generation XLi system and new electrode designed to make the product easier to use, and expect to continue to improve the bottom-line through continued expense control measures.”

Webcast Information

Management will host a conference call to be broadcast live on the Internet today at 11:00 a.m. EDT (Eastern). Those interested in listening to the live webcast may do so by going to the Investors/Calendar of Events section of the Company’s website at http://www.ritamedical.com/.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the Company’s plans (i) to extend its technology to applications beyond the liver, (ii) to expand its product line with new and modified products and (iii) to control expenses are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks are included in the Company’s filings with the Securities and Exchange Commission.

RITA and StarBurst are trademarks of RITA Medical Systems, Inc.

TABLES FOLLOW

RITA MEDICAL SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales	$4,049	$4,806	$8,546	$9,224
Cost of goods sold	1,702	2,040	3,276	4,042

Gross profit	2,347	2,766	5,270	5,182

Operating expenses
Research and development	1,061	1,329	2,419	2,663
Selling, general and administrative	4,736	5,304	9,300	10,527

Total operating expenses	5,797	6,633	11,719	13,190

Loss from operations	(3,450)	(3,867)	(6,449)	(8,008)
Interest income and other expense, net	50	134	125	282

Net loss	$(3,400)	$(3,733)	$(6,324)	$(7,726)

Net loss per share, basic and diluted	$(0.19)	$(0.25)	$(0.36)	$(0.52)

Shares used in computing basic and diluted net loss per share	17,578	14,835	17,402	14,725

RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$3,757	$6,888
Marketable securities	7,329	5,427
Accounts and note receivable, net	2,966	2,798
Inventories, net	2,727	3,521
Prepaid assets and other current assets	663	995

Total current assets	17,442	19,629
Long term marketable securities	1,122	520
Long term note receivable, net	406	381
Property and equipment, net	1,419	1,565
Intangibles and other assets	5,142	2,071

Total assets	$25,531	$24,166

Liabilities and stockholders’ equity
Current liabilities	$2,113	$3,563
Stockholders’ equity	23,418	20,603

Total liabilities and stockholders’ equity	$25,531	$24,166